As filed with the Securities and Exchange Commission on February 5, 2010

Registration No. 333-[            ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GigOptix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3674	26-2439072
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2300 Geng Road,

Suite 250

Palo Alto, CA 94303

(650) 424-1937

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

GigOptix, Inc. 2008 Equity Incentive Plan

(Full title of the Plan)

Dr. Avi Katz

President and Chief Executive Officer

2300 Geng Road

Suite 250

Palo Alto, CA 94303

(650) 424-1937

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jeffrey C. Selman

Nixon Peabody LLP

200 Page Mill Road, 2nd Floor

Palo Alto, CA, 94306-2022

(650) 320-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer”, or “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share, the 2009 share increase (3)	258,661	$1.95(2)	$504,388.95(2)	$35.96
Common Stock, $0.001 par value per share, the 2010 share increase (4)	464,505	$1.95(2)	$905,784.75(2)	$64.58
Additional Increase of Common Stock, $0.001 par value per share, issuable under the GigOptix, Inc. 2008 Equity Incentive Plan (5)	3,000,000	$1.95(2)	$5,850,000.00(2)	$417.11
Totals	3,723,166	$1.95(2)	$7,260,173.70	$517.65

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement covers, in addition to the number of shares of the common stock, par value $0.001 per share, of the Registrant (the “Common Stock”) shown in the table, an indeterminate number of shares of the Registrant’s Common Stock which, by reason of certain events specified in the plan identified on the cover page (the “Plan”), may become subject to issuance pursuant to the Plan.
(2)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee, based on the average of the high and low prices of Common Stock on February 4, 2010, as quoted on the OTC Bulletin Board.
(3)	Represents shares of Common Stock in connection with an annual increase under the Plan for the fiscal year beginning in 2009.
(4)	Represents shares of Common Stock in connection with an annual increase under the Plan for the fiscal year beginning in 2010.
(5)	Represents shares of Common Stock that were added to the shares authorized for issuance under the Plan as approved by the Board and stockholders of the Company.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 3,723,166 shares of common stock, par value $0.001 per share (the “Common Stock”), of GigOptix, Inc., a Delaware corporation (the “Company”), issuable pursuant to the GigOptix, Inc. 2008 Equity Incentive Plan (the “Plan”). Initial shares of the Plan were registered pursuant to that Registration Statement on Form S-8 File No. 333-157291, filed on February 12, 2009, the contents of which are hereby incorporated by reference. The terms of the Plan provide for an annual increase in the number of shares of Common Stock authorized under the Plan, effective as of the first day of the Company’s fiscal year beginning in 2009 and each subsequent fiscal year thereafter, pursuant to the terms and conditions underlined in the Plan (the “Evergreen Provision”). The share increase which occurred on January 1, 2009 pursuant to the Evergreen Provision had not previously been registered, and is hereto added in conjunction with the share increase which occurred on January 1, 2010 pursuant to the Evergreen Provision.

Furthermore, on October 22, 2009 the Board of Directors of the Company approved, and by written consent of the stockholders of the Company dated December 17, 2009, the stockholders approved, the addition of 3,000,000 shares of Common Stock as issuable under the Plan. Such increase became effective on January 20, 2010.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated by reference into this registration statement:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC on March 31, 2008, as amended by Form 10-K/A filed with the SEC on May 1, 2009.

(b)	Quarterly Reports on Form 10-Q for the fiscal quarters ended October 4, 2009, July 5, 2009, and April 5, 2009 and filed with the SEC on November 18, 2009, August 18, 2009 and May 20, 2009, respectively.

(c)	Current Reports on Form 8-K and 8-K/A filed with the SEC on February 4, 2010, January 21, 2010, December 31, 2009, December 15, 2009, December 4, 2009, November 16, 2009, November 12, 2009, November 10, 2009, October 7, 2009, August 31, 2009, August 19, 2009, August 12, 2009, June 22, 2009, June 4, 2009, May 13, 2009, May 8, 2009, April 15, 2009, April 10, 2009, April 7, 2009, March 24, 2009, March 17, 2009, March 12, 2009, February 20, 2009, February 17, 2009, and February 11, 2009.

In addition, all documents filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Reports.

Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

The Registrant files the exhibits identified below.

Exhibit Number	Description

4.1	Specimen of the common stock, par value $0.001 per share, of the Registrant. Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-153362) and incorporated herein by reference.

5.1*	Opinion of Nixon Peabody LLP with respect to the legality of the Common Stock registered hereby.

10.1	GigOptix, Inc. 2008 Equity Incentive Plan. Filed as Exhibit 10.2 to the Registrant’s Registration Statement on Form S-4 (File No. 333-153362) and incorporated herein by reference.

23.1*	Consent of PricewaterhouseCoopers LLP regarding the financial statements of GigOptix, Inc.

23.2*	Consent of PricewaterhouseCoopers LLP regarding the financial statements of Lumera Corporation.

23.3*	Consent of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, regarding the financial statements of ChipX, Incorporated.

23.4*	Consent of Nixon Peabody LLP (included in the opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, state of California, on this 5th day of February, 2010.

GIGOPTIX, INC.

By:	/S/ AVI KATZ
Name:	Dr. Avi Katz
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Avi Katz and Ron Shelton as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement or any Registration Statement relating to this Registration Statement pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this Registration Statement as such person or persons so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed as of February 3, 2010 by the following persons in the capacities indicated.

SIGNATURE	TITLE

/S/ AVI KATZ	Chief Executive Officer and Chairman of the Board of Directors
Dr. Avi Katz

/S/ RON SHELTON	Chief Financial Officer
Ron Shelton

/S/ C. JAMES JUDSON	Director
C. James Judson

/S/ JOSEPH VALLNER	Director
Dr. Joseph Vallner

/S/ NEIL MIOTTO	Director
Neil Miotto

/S/ KIMBERLY D.C. TRAPP	Director
Kimberly D.C. Trapp

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